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Exhibit 4

PHILIP MORRIS COMPANIES INC.
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
June 12, 2001

PHILIP MORRIS COMPANIES INC. (the "Company"), pursuant to a resolution dated May 30, 2001, (the "Resolution"), hereby grants to the employee (the "Optionee") named in the Schedule attached hereto and made a part hereof a non-qualified stock option (the "Option"). The Option entitles the Optionee to purchase from the Company up to the aggregate number of shares set forth in the Schedule (the "Option Shares") of the Class A common stock of Kraft Foods Inc. (the "Common Stock"), at the Grant Price per share set forth in the Schedule. This grant is subject to the following terms and conditions:

        1.    Prior to the Vesting Date set forth in the Schedule, the Option Shares may not be purchased except as provided in paragraph 2.

        2.    If the Optionee's employment terminates before the Vesting Date, then, unless such termination is the result of death, Disability or Retirement (each as defined below) or unless it is otherwise determined by (or pursuant to authority granted by) the compensation committee, (the "Committee") of the Company's board of directors this Option shall not be exercisable with respect to any of the Option Shares set forth in the Schedule. If death, Disability or Retirement of the Optionee occurs prior to such Vesting Date, this Option shall become immediately exercisable for 100% of the Option Shares set forth in the Schedule; provided, however, that, in the case of Retirement, written approval prior to Retirement for such earlier vesting has been obtained from the Company's Senior Vice President, Human Resources and Administration.

        3.    During the period commencing on the Vesting Date (or, such earlier date determined in accordance with paragraph 2) and ending on the Expiration Date set forth in the Schedule, this Option may be exercised in whole or in part with respect to such Option Shares, subject to the following provisions. In the event that the Optionee's employment is terminated by reason of death, such Option Shares may be purchased for a period of three years from the date of death. If employment is terminated by the Optionee (other than by Disability or Retirement), such Option Shares may be purchased for a period of 30 days from the date of termination. If, other than by Disability or Retirement, the Optionee's employment is terminated by the Company, a subsidiary or affiliate without cause, such Option Shares may be purchased for a period of 12 months following such termination; provided, however, if the Optionee shall die within such 12-month period, such Option Shares may be purchased for a period of 12 months from the date of death of the Optionee. If the Optionee's employment is involuntarily suspended or terminated for cause, no Option Shares may be purchased during the period of suspension, or following such termination of employment. However, no provision of this paragraph 3 shall permit the purchase of any Option Shares after the Expiration Date. For purposes of this Agreement, the Optionee's employment shall be deemed to be terminated (i) when he or she is no longer actively employed by the Company, a subsidiary or an affiliate thereof, and (ii) when he or she is no longer actively employed by a corporation, or a parent or subsidiary thereof, substituting a new option for this Option (or assuming this Option) in connection with a merger, consolidation, acquisition of property or stock, distribution of the Common Stock, split-up, separation, reorganization or liquidation. The Optionee shall not be considered actively employed during any period for which he or she is receiving, or is eligible to receive, salary continuation or other benefits under the Philip Morris Companies Inc. Severance Pay Plan, or any similar plan maintained by the Company, a subsidiary or an affiliate except in any case in which the Optionee is eligible for Retirement upon the expiration of such salary continuation or other benefits. Leaves of absence shall not constitute a termination of employment. Notwithstanding the foregoing provision and unless otherwise determined by the Company, this Option may only be exercised on a day that the New York Stock Exchange (the "Exchange") is open. Accordingly, if the Expiration Date is a day the Exchange is closed, the Expiration Date shall be the immediately preceding day on which the Exchange is open.

        4.    This Option may be exercised only in accordance with the procedures and limitations set forth in the Company's Stock Option Owner's Guide, as amended from time to time (the "Methods of Exercise"). The Company may in its discretion delay implementing the Optionee's instructions to exercise this Option and may defer delivery of shares of the Common Stock upon exercise to allow the Company to purchase shares for delivery to the Optionee or to the extent necessary to ensure compliance with applicable securities laws. The Company shall not be required to deliver the Option Shares being purchased upon any exercise of this Option unless it has received payment in a form acceptable to the Company for all minimum withholding taxes (including, without limitation, income, social security and Medicare taxes, as well as amounts due the Company as "theoretical taxes" pursuant to the then-current international assignment and tax equalization policies and procedures of the Company and its subsidiaries and affiliates) or arrangements satisfactory to the Company for the payment thereof have been made. Unless otherwise determined by the Committee, withholding amounts may be paid with outstanding shares of Kraft Foods Inc. common stock, such shares to be valued at Fair Market Value (as defined below) on the exercise date. The Company is authorized to satisfy all minimum withholding tax requirements arising from the exercise of vested Options, by (i) deducting the number of shares of common stock having an aggregate value equal to the amount of withholding taxes due from the total number of Option Shares delivered to the Optionee; or (ii) deducting the required amounts from any proceeds realized by the Optionee upon the sale of any Option Shares in connection with the exercise of an Option. Shares deducted from the Option Shares to be delivered to the Optionee in satisfaction of withholding requirements shall be valued at the Fair Market Value of the shares on the exercise date.

        5.    The Committee may elect to cash out all or a portion of the Option Shares to be purchased pursuant to any Method of Exercise by paying the Optionee an amount in cash or Common Stock, or both, equal to the fair market value of such shares on the exercise date less the purchase price for such shares.

        6.    Unless otherwise required by law, this Option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by the Optionee or by the guardian or legal representative of the Optionee.

        7.    The terms and provisions of this Agreement (including, without limiting the generality of the foregoing, terms and provisions relating to the Grant Price and the number and kind of shares subject to this Option) may be adjusted by the Company in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, split-up, separation or other change in corporate structure affecting the Common Stock. In the event of any sale, other disposition, or distribution of the Common Stock by the Company as a result of which the Company ceases to own a controlling interest in Kraft Foods Inc., the Company may in its discretion substitute Options to purchase shares of common stock of the Company for this Option or may (to the extent the Committee deems appropriate to comply with applicable laws or to obtain favorable accounting or favorable tax treatment for the Company or its shareholders) require the surrender and cashing out of all or a portion of this Option through payment to the Optionee of an amount in cash or Common Stock, or both, of an amount equal to the fair market value of the shares of Common Stock covered by this Option on the date of such sale, other disposition, or distribution less the Option Exercise Price for such shares.

        8.    Whenever the word "Optionee" is used herein under circumstances such that the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom this Option may be transferred pursuant to this Agreement, it shall be deemed to include such person or persons.

        9.    This Agreement shall be governed by the laws of the Commonwealth of Virginia, U.S.A., without regard to choice of laws principles thereof.

        10.  Nothing contained in this Agreement or the Resolution shall give any employee the right to be retained in the employment of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate any employee. The adoption of the Resolution shall not constitute an inducement to, or condition of, the employment of any employee. Receipt of an option grant under the Resolution is discretionary, and participation by any employee is purely voluntary. Participation by an employee with respect to any option grant shall not entitle the employee to participate with respect to any other option grant. Any payment or benefit paid to an employee with respect to an option granted under the Resolution shall not be considered to be part of the employee's "salary", and thus, shall not be taken into account for purposes of determining the employee's termination indemnity, severance pay, retirement or pension payment, or any other employee benefits, except to the extent required under applicable law.

        11.  The terms and provisions of the Resolution (a copy of which will be furnished to the Optionee upon written request to the Office of the Secretary, Philip Morris Companies Inc., 120 Park Avenue New York, New York 10017) are incorporated herein by reference. Capitalized terms not otherwise defined herein have the meaning set forth in the 2000 Performance Incentive Plan (the "Plan"). For the purposes of this Agreement, the term "Disability" means permanent and total disability as determined under procedures established by the Company for purposes of the Plan; the term "Retirement" means retirement from active employment under a pension plan of the Company, any subsidiary or affiliate or under an employment contract with any of them, or termination of employment at or after age 55 under circumstances which the Committee, in its sole discretion, deems equivalent to retirement; and the phrase "Fair Market Value" means as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock not owned by the Company or any affiliate on the New York Stock Exchange-Composite Transactions or, if no such sale of Common Stock is reported on such date, the fair market value of the Common Stock as determined by the Committee in good faith (provided, however, that the Committee may in its discretion designate the actual sales price as Fair Market Value in the case of dispositions of Common Stock pursuant to the Resolution, and may, in the case of a distribution of the Common Stock by the Company, designate as the fair market value on the date of distribution to be used for purposes of paragraph 7 hereof the Fair Market Value of the Common Stock on any of the five business days immediately preceding the distribution date on which the New York Stock Exchange is open and shares of the Common Stock are traded).

        IN WITNESS WHEREOF, this Non-Qualified Stock Option Award Agreement has been duly executed as of June 12, 2001.

PHILIP MORRIS COMPANIES INC.

By:	Senior Vice President Human Resources and Administration

Philip Morris Companies Inc.
Non-Qualified Stock Option Award Agreement
Addendum

        The grant of Options made to the Optionee pursuant to a resolution of Philip Morris Companies Inc. dated May 30, 2001 (the "Award"), the principal terms of which are set out in that resolution and an agreement attached hereto entitled "Philip Morris Companies Inc. Non-Qualified Stock Option Award Agreement," is discretionary in nature and may be amended, cancelled, or terminated at any time. Unless defined otherwise, the terms used in this Addendum shall have the same meaning as the terms set forth in the Stock Option Award Agreement and the resolution. The grant of Options is a one-time benefit offered solely to employees of Philip Morris Companies Inc. or its subsidiaries or affiliates (the "Company"), and does not create any contractual or other right to receive a grant of Options or benefits in lieu of stock options in the future. The Company does not intend to offer future Awards.

        The Optionee's participation in the Award is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of the Optionee's employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

        The future value of the underlying shares of Kraft Foods Inc. common stock is unknown and cannot be predicted with certainty. If the underlying Kraft Foods Inc. common stock does not increase in value, the stock option will have no value.

        The Optionee is responsible for obtaining all necessary exchange control approvals or filings, where required, in order to remit payment for the purchase price of shares subject to the Option to the Company.

        By the acceptance of the Option, the Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Optionee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to consent may affect the Optionee's ability to participate in the Award. The Company, its subsidiaries and the Optionee's employer hold certain personal information about the Optionee, including the Optionee's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Award ("Data"). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee's participation in the Award, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Award. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. By acceptance of the Option, the Optionee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee's participation in the Award, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Optionee's behalf to a broker or other third party with whom the Optionee may elect to deposit any shares of stock acquired pursuant to the Award. The Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company at the address set out below; however, withdrawing the Optionee's consent may affect his or her ability to participate in the Award.

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        The Award is governed by and subject to United States law. Interpretation of the Award and the Optionee's rights under the Award will be governed by provisions of United States law.

        No further action is required if the Optionee wants to accept the Option on the terms set out in the resolution, Stock Option Award Agreement and this Addendum. However, if the Optionee does not want to accept the Option on the terms set out in the Stock Option Award Agreement and this Addendum, the Optionee must make a written request to cancel the Option to the Office of Secretary, Philip Morris Companies Inc., 120 Park Avenue New York, New York 10017 no later than July 11, 2001. Upon timely receipt of this written request, the Option will then be cancelled. If the Optionee does not timely notify the Company that he or she does not want to accept his or her Option by July 11, 2001, the Company will assume that the Optionee accepts his or her Option and agrees to the terms set out in the Stock Option Award Agreement and this Addendum.

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  Exhibit 4
PHILIP MORRIS COMPANIES INC. NON-QUALIFIED STOCK OPTION AWARD AGREEMENT June 12, 2001
Philip Morris Companies Inc. Non-Qualified Stock Option Award Agreement Addendum